Exhibit 3.9

CERTIFICATE OF FORMATION

OF

JKC HOLDING LLC

1. The name of the limited liability company is JKC Holding LLC.

2. The address of its registered agent in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of JKC Holding LLC this 12th day of April 2005.

/s/ Christopher T. Ford
Christopher T. Ford
Authorized Signatory

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:43 PM 04/12/2005
FILED 05:43 PM 04/12/2005
SRV 050296175 – 3955059 FILE